Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

BRISBANE, Calif., April 26, 2012 — InterMune, Inc. (NASDAQ: ITMN) today announced results from operations for the first quarter ended March 31, 2012. InterMune also highlighted its recent clinical development and business activities.

InterMune reported product revenue in the first quarter of 2012 of $8.9 million, consisting of approximately $4.9 million from sales of Esbriet® (pirfenidone) in Europe, and Actimmune® (gamma interferon-1b) revenue of approximately $4.1 million. Esbriet is InterMune’s product indicated in adults for the treatment of mild-to-moderate idiopathic pulmonary fibrosis (IPF). InterMune’s product sales in the first quarter of 2011 consisted solely of $5.1 million of Actimmune revenue, as the initial commercial launch of Esbriet was in Germany in September 2011.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “Our launch in Germany, the EU’s largest pharmaceutical market, continues to go well as Esbriet revenue in the first quarter of 2012 nearly doubled from the prior quarter, revenue increased each month in succession and we continued to see a solid number of new patient starts each month. Our launch continues to compare very favorably in terms of revenues and patient starts to the best specialty product launches in Germany. This performance is encouraging given the ambiguity created by the preliminary assessment of Esbriet’s added value by IQWiG on December 15 which was favorably resolved on March 15, 2012 when the G-BA granted the additional benefit of Esbriet.

“We are pleased to report that approximately 1,800 patients have initiated Esbriet therapy in Europe to date, either on commercial drug in the countries where Esbriet is already available or in the company’s Named Patient Program (NPP), underscoring the strong demand for the first approved IPF therapy in the European Union.”

InterMune reported that an estimated 363 additional new patients initiated Esbriet therapy in Germany during the first quarter of 2012, compared with the estimated 402 patients who were prescribed Esbriet as new patients in Germany during the fourth quarter of 2011. InterMune reported that as of April 13, 2012, a total of 838 patients were enrolled in the company’s NPP across Europe outside of Germany, compared to a total 410 patients who were enrolled in the NPP outside of Germany at the end of 2011. This brings the total number of patients enrolled in the NPP since its inception, including those recruited in Germany before launch, to more than 1,000 patients and the total number of patients estimated to have initiated Esbriet therapy (through NPP or through commercial product) to more than 1,800.

The NPP allows qualified physicians to make Esbriet available to their IPF patients free of charge, if they meet certain pre-specified medical criteria and conditions, before Esbriet is commercially available in a given country. The program was initiated in April of 2011 for a period of 12 months. InterMune today announced that new patients may continue to be enrolled in the NPP through June 30, 2012.

“During the first quarter of 2012, we made very meaningful progress on Esbriet pricing and reimbursement in Europe and Esbriet is now reimbursed in five countries,” Mr. Welch continued. “We made an important positive step in Germany, the largest market in Europe, when we secured a favorable ruling regarding the additional benefit of Esbriet and we recently announced a very important step forward in France, the EU’s second-largest market, with the news of the Transparency Commission’s favorable opinion regarding the reimbursement of Esbriet in France.”

Recent Business and Clinical Development Highlights

Esbriet® (pirfenidone):

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Subject to EU country reimbursement timelines, InterMune currently plans to conclude pricing and reimbursement discussions related to Esbriet in France, Spain and Italy during the fourth quarter of 2012 and in the United Kingdom in the first quarter of 2013 (previously Q4 2012), and to launch Esbriet in those countries as soon as possible and practical after successfully concluding discussions.

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In addition, the company expects to begin full-scale launches of Esbriet in Denmark, Norway and Luxembourg in the first half of 2012, and in Austria, Belgium, the Netherlands, Finland, Ireland and Sweden in the second half of the year, assuming favorable pricing and reimbursement. Esbriet revenues in these latter countries are anticipated to be modest in 2012 and to become more meaningful in 2013.

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On March 15, 2012, the G-BA, the highest decision-making authority in Germany’s self-governing health care system, issued a binding decision granting an additional benefit to Esbriet. InterMune is now engaged in negotiating the price of Esbriet in Germany with the umbrella organization of the sick funds, the public insurers who reimburse the cost of medicines in that country. Negotiations are expected to be concluded by September 15, 2012.

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On April 5, 2012, InterMune reported that the Transparency Commission (CT) of the French National Health Authority (HAS) had issued a favorable opinion for the reimbursement of Esbriet by French National Health Insurance. The CT noted that no other treatment provided evidence of a clinical benefit in IPF and considering all available information, Esbriet was granted an Amélioration du Service Medical Rendu (ASMR) rating of level IV. ASMR is a rating of added clinical value in comparison with existing therapies. The CT focused also on the risk/benefit ratio for assessing the actual medical benefit (Service Médical Rendu – SMR), and rated it as “Low.”

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InterMune on April 5, 2012, reported that the Phase 3 pirfenidone study, ASCEND, in the United States and certain additional territories is currently expected to be fully enrolled around the end of 2012. ASCEND is a double-blind, placebo-controlled trial of 52 weeks duration with a primary endpoint of change in Forced Vital Capacity (FVC) between baseline and Week 52. The trial will enroll approximately 500 IPF patients with mild-to-moderate impairment in lung function. InterMune expects that results from the study will be available in the first half of 2014.

First Quarter 2012 Financial Results (Unaudited)

InterMune reported total revenue in the first quarter of 2012 of $8.9 million, compared with $6.4 million in the first quarter of 2011. Total revenue in the first quarter of 2012 included $4.9 million of revenue from sales of Esbriet in Europe. There were no sales of Esbriet in the first quarter of 2011, as Esbriet’s initial commercial launch was in Germany in September 2011.

Actimmune® (gamma interferon-1b) revenue was approximately $4.1 million in the first quarter of 2012 compared with $5.1 million in the first quarter of 2011. InterMune reported no collaboration revenue in the first quarter of 2012 following completion of its research collaboration with Roche in June 2011.

Research and development (R&D) expenses in the first quarter of 2012 were $23.2 million compared with $16.8 million in the first quarter of 2011, an increase of 38 percent. Higher R&D expenses reflect increased expenses due to conduct of the ASCEND trial, which was initiated in July 2011, partially offset by decreased expenses associated with a discontinuation of investment in the HCV portfolio following the divestiture of danoprevir in October of 2010 and completion of InterMune’s research agreement with Roche in June 2011.

Selling, general and administrative (SG&A) expenses were $27.3 million in the first quarter of 2012, compared with $17.6 million in the same period a year earlier, an increase of 55 percent. The increased spending for the three-month period in 2012 compared with the same period in 2011 is attributed to the creation of InterMune’s European infrastructure and investments in the pre-launch and launch of Esbriet in Europe, including but not limited to additional headcount.

InterMune reported a net loss for the first quarter of 2012 of $47.6 million, or $0.74 per share, compared with a net loss of $32.1 million, or $0.57 per share, in the first quarter of 2011.

As of March 31, 2012, InterMune had cash, cash equivalents and available-for-sale securities of approximately $377.2 million.

Guidance for 2012 Expenses

The company reported that it is actively reviewing its forward-looking financial guidance for operating expenses in 2012, and that it expects to provide updated expense guidance for 2012 when the review is completed within the next several weeks. The review is intended to align the level of Selling, General and Administrative expenses anticipated in 2012 with recently revised timelines for the completion of pricing and reimbursement discussions for Esbriet in Europe and to assess the company’s 2012 R&D investment plans including, but not limited to, the anticipated enrollment schedule in the ASCEND Phase 3 trial.

Conference Call and Webcast Details

InterMune will host a live webcast of a conference call today at 4:30 p.m. EDT to discuss business highlights and financial results for the first quarter 2012. Interested investors and others may participate in the conference call by dialing 800-891-8257 (U.S.) or +1-212-271-4651 (international), conference ID# 21589296. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

A telephonic replay will be available for 10 business days following the call and can be accessed by dialing 800-633-8284 (U.S.) or +1 402-977-9140 (international), and entering the conference ID# 21589296. The webcast will remain available on the company’s website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and orphan fibrotic diseases. In pulmonology, we are focused on therapies for the treatment of idiopathic pulmonary fibrosis (IPF), a progressive and fatal lung disease. Pirfenidone, the only medicine approved for IPF anywhere in the world, is approved for marketing by InterMune in the EU as Esbriet® and is currently in a Phase 3 clinical trial in the United States. Pirfenidone is also approved for the treatment of IPF in Japan, where it is marketed by Shionogi & Co. Ltd. under the trade name Pirespa®. InterMune’s research programs are focused on the discovery of targeted, small-molecule therapeutics and biomarkers to treat and monitor serious pulmonary and fibrotic diseases. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to our expectations for Esbriet as an important therapy in the treatment of patients with IPF, our anticipated timing of commercial launches for Esbriet® (pirfenidone) in France, Italy, Spain, the United Kingdom and other EU countries, our expectations regarding headcount in our EU commercial organization, and our expectation regarding the timing of full enrollment in the ASCEND study and the prospects of success thereof. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 29, 2012 (the “Form 10-K”), and other periodic reports filed with the SEC, including but not limited to the following: (i) the fact that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined significantly following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and the risk that InterMune’s revenue will continue to decline as expected; (ii) risks related to significant regulatory, supply and competitive barriers to entry with respect to Actimmune; (iii) the risks related to the uncertain, lengthy and expensive clinical development process for the company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues and having no unexpected clinical trial results such as unexpected new clinical data and unexpected additional analysis of existing clinical data; (iv) risks related to the regulatory process for the company’s product candidates, including the possibility that the results of the new 52-week Phase 3 clinical trial (ASCEND) having an FVC endpoint may not be satisfactory to the FDA for InterMune to receive regulatory approval for pirfenidone in the United States; (v) risks related to unexpected regulatory actions or delays or government regulation generally; (vi) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue; (vii) government, industry and general public pricing pressures; (viii) risks related to our ability to successfully launch and commercialize Esbriet in the EU, including successfully establishing a commercial operation in the EU and receiving favorable governmental pricing and reimbursement approvals in each EU country; and (ix) InterMune’s ability to obtain or maintain patent or other proprietary intellectual property protections. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Actimmune® and Esbriet® are registered trademarks of InterMune, Inc.

Financial tables follow:

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31
	2012	2011

Revenue, net
Actimmune	$4,056	$5,052
Esbriet	4,880	—
Collaboration revenue	—	1,300

Total revenue, net	8,936	6,352
Costs and expenses:
Cost of goods sold	2,886	2,286
Research and development	23,212	16,838
Selling, general and administrative	27,306	17,576

Total costs and expenses	53,404	36,700
Loss from operations	(44,468)	(30,348)
Interest income	145	138
Interest expense	(2,205)	(1,787)
Other expense	(1,016)	(106)

Loss from operations before income taxes	(47,544)	(32,103)
Income tax expense	65	—

Net loss	$(47,609)	$(32,103)

Basic and diluted loss per share:
Net loss per share	$(0.74)	$(0.57)

Shares used in computing basic and diluted net loss per share	64,658	56,377

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31 2012	December 31, 2011
Cash, cash equivalents and available-for-sale securities	$377,236	$425,110
Acquired product rights, net	19,000	19,250
Other assets	38,749	28,263

Total assets	$434,985	$472,623

Total other liabilities	$37,921	$34,205
Convertible senior notes	240,250	240,250
Stockholders’ equity	156,814	198,168

Total liabilities and stockholders’ equity	$434,985	$472,623

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